Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated July 24, 2018 (except Note 32.b, as to which the date is October 14, 2018), in the Registration Statement (Form F-1) and related Prospectus of DLP Payments Holdings Ltd. for the registration of its Class A common shares.

/s/ ERNST & YOUNG

Auditores Independentes S.S.

São Paulo, Brazil

October 22, 2018